Exhibit 99.1

Hanger Announces Changes to Board of Directors

Thomas Freyman and John Fox elected to Board of Directors

Thomas Cooper and Cynthia Feldmann to retire effective January 1, 2018

Christopher Begley elected Chairman of the Board effective January 1, 2018

AUSTIN, Texas, November 14, 2017 /PRNewswire/ — Hanger, Inc. (OTC PINK: HNGR) today announced its Board of Directors has elected Thomas C. Freyman and John T. Fox as directors, effective November 14, 2017. The company also announced the retirements of current Chairman of the Board Thomas P. Cooper, MD and Board Member Cynthia L. Feldmann, and the appointment of current Board Member Christopher B. Begley as its non-executive Chairman, all effective January 1, 2018.

“Tom and John have more than 55 years’ combined healthcare experience with diverse backgrounds, making them valuable additions to our company,” stated Vinit Asar, Hanger, Inc. President and Chief Executive Officer (CEO). “These appointments will provide our Board with a fresh perspective and new insight as we continue to deliver on our vision of leading the orthotic and prosthetic markets by providing superior patient care, outcomes, services and value.”

Mr. Freyman recently retired from Abbott Laboratories after serving as Executive Vice President of Finance and Administration, and prior to that, Chief Financial Officer. Mr. Freyman served in a number of other key roles throughout his 16-year tenure at Abbott Laboratories, a publicly held company that engages in the discovery, development, manufacture and sale of a broad and diversified line of health care products. Earlier in his career, Mr. Freyman held various accounting, financial planning, treasury and controllership roles. Since 2013, Mr. Freyman has been a member of the Board of Directors and a member of the Audit Committee of Tenneco, Inc. Mr. Freyman, a Certified Public Accountant, earned a bachelor’s degree in accounting from University of Illinois, Urbana-Champaign and a master’s degree in management from Kellogg Graduate School of Management, Northwestern University.

Mr. Fox has held the position CEO of Beaumont Health, Michigan’s largest healthcare system, since 2015. Prior to joining Beaumont Health, Mr. Fox held positions at Emory Healthcare, the largest and most comprehensive health system in Georgia. He joined Emory as Chief Operating Officer in 1999 and assumed the role of CEO and President  in 2002. Throughout his 30+ year career, Mr. Fox has held various roles within the healthcare sector, including Executive Vice President of IU Health, formerly Clarian Health, a large health system and academic medical center in Indianapolis, and Vice President and Chief Financial Officer at The John Hopkins Hospital in Baltimore, Maryland.  Mr. Fox was a member of the board of directors at HealthSpring, Inc. from 2010 until its acquisition by Cigna in 2012. After obtaining a bachelor’s degree and a master’s degree in business administration, Mr. Fox began his career as an MBA/CPA at Coopers & Lybrand.

The retirements of Dr. Cooper and Ms. Feldmann will be effective January 1, 2018. Dr. Cooper, a partner of Aperture Venture Partners, a venture capital firm, is Hanger’s longest serving Board Member, having joined in 1991. He served as the lead independent director prior to his election as non-executive Chairman in 2013. Upon retirement, Dr. Cooper will become a Director Emeritus for the Hanger Board of Directors. Ms. Feldmann, Hanger’s second longest serving director and a retired CPA, joined the Hanger Board of Directors in 2003.

“We thank both Tom and Cynthia for their long-tenured service to Hanger,” Mr. Asar said. “They have both made significant contributions to our company as members of the Board of Directors, providing thoughtful  guidance that has allowed Hanger to maintain its position as the world’s premiere provider of orthotic and prosthetics solutions.”

Upon the retirement of Dr. Cooper, the current Chairman of the Board, current Board Member Christopher B. Begley will assume the role of non-executive Chairman effective January 1, 2018.

“Since his appointment to the Hanger Board of Directors in 2013, Chris has been an integral part of our company and we are honored to have him serve as Chairman of the Board,” said Mr. Asar. “With 40 years’ experience in the healthcare industry, including his former role as CEO of a global hospital products company, Chris is well-positioned to provide strategic counsel as Chairman as we continue to grow and build on our more than 155 year heritage.”

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (OTC PINK: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with more than 800 patient care locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions.  With over 150 years of clinical excellence and innovation, Hanger’s vision is to lead the orthotic & prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit www.hanger.com.

This press release contains certain “forward-looking statements” relating to the Company. All statements, other than statements of historical fact included herein, are “forward-looking statements,” including statements regarding the timing of filing of, and the outcome of the Company’s work in connection with, completing certain financial statements and other financial data. These forward-looking statements are often identified by the use of forward-looking terminology such as “intends,” “expects,” “plans” or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. These uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company’s ongoing financial statement preparation and closing processes that would require the Company to make additional adjustments or revisions to its estimates or financial statements and other financial data, to restate further its financial statements and other financial data for current or historical periods, to identify additional material weaknesses, or to take any other necessary action relating to the Company’s accounting practices; the time required to complete the Company’s financial statements and other financial data and accounting review; the time required to prepare its periodic reports for filings with the Securities and Exchange Commission; and any regulatory review of, or litigation relating to, the Company’s accounting practices, financial statements and other financial data, periodic reports or other corporate actions.  For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

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Investor Relations Contacts:
Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger Inc.
Paul Severt, Vice President, Corporate Finance and Treasurer, Hanger, Inc.
512-777-3690, InvestorRelations@hanger.com

SOURCE Hanger, Inc.